Exhibit 99.1
FOR IMMEDIATE RELEASE
AdStar Reports First Quarter Operating Results
MARINA DEL REY, Calif. — May 14, 2007 — AdStar, Inc. (Nasdaq: ADST), a leading provider of e-commerce transaction software and services for the advertising and publishing industries, today reported its operating results for the first quarter of 2007.
For the three months ended March 31, 2007, net revenues increased seven percent to $1.37 million, compared with net revenues of $1.27 million for the same period in 2006. A surge in custom integration projects during the first quarter of 2007 resulted in a 37 percent increase in customization revenues to $273,000, compared with customization and other revenues of $199,000 in the prior-year quarter. Licensing and software revenues for the quarter increased five percent to $633,000, when compared with $605,000 for the first quarter of 2006. ASP revenues declined two percent to $459,000 in the most recent quarter, versus $470,000 in the prior-year period. The decrease in ASP revenues was attributed to one-time revenues from payment processing fees in 2006 that did not recur in the first quarter of 2007.
AdStar reported a net loss applicable to common shareholders of $998,000, or $0.05 per share, in the most recent quarter, versus a net loss of $468,000, or $0.03 per share, in the first quarter of 2006. For the first quarter of 2007, the loss before interest, taxes, depreciation and amortization (EBITDA), and share-based payment charges, totaled $327,000, compared with a loss of $240,000 in the first quarter of 2006 (see table at end of this release for further Non-GAAP information). The loss for the most recent quarter was primarily a result of the cost of the company’s aggressive business development activities, which are focused on expanding service offerings with digital media publishers, as well as the development of international expansion opportunities. The incremental cost of such activities during the quarter was $672,000, including share-based expenses. The net effect on EBITDA, from such costs, was $363,000 during the quarter.
“Our business development activities are resulting in relationships leading to new service offerings for advertising, building on our technology platform, as well as our experience and customer base,” stated Leslie Bernhard, president and chief executive officer of AdStar, Inc. “Advertisers want to reach multiple publishers and media with their campaigns, and AdStar is uniquely positioned to enable this process. Market demand for advertising surrounding publishing content is driving cooperation between new media and old media at an unprecedented rate. AdStar offers solutions to resolve the logistical challenges of combining a variety of media offerings in one service offering, which is very attractive to a variety of publishers. We believe that this will re-define the role that AdStar plays in ad placement services.”
Bernhard continued, “The highlight of the first quarter was the announcement that AdStar is collaborating with Nokia on the development of an end-to-end, private label mobile advertising service. This market trial is the first application of our technology platform utilizing feedback data from the viewer to monitor the advertising campaign. We believe that the functionality of this service will have wide application for digital publishers of advertising on mobile devices.”

AdStar continues to expand its core business at an increasing rate, with new installations during the quarter at The Vancouver Sun and The Province; the Newark Star Ledger, The Philadelphia Inquirer and the Columbus Dispatch. Company management believes that enterprise-level contracts with multiple publishers under one agreement may accelerate its growth in the future. AdStar’s partnerships with Kaango and LiveDeal have resulted in several installations integrating AdStar’s Web-based Ad Sales solution into both print and full-featured online ads. A call center was established for MediaNews Group, which can serve a model for other centralized applications of its services.
“AdStar has a proven technology that has application potential across a broad spectrum of industries, and we have a roster of customers that is second to none,” Bernhard added, “We are developing partnerships and solutions that will continue to expand business opportunities beyond traditional newspapers and further extend our reach outside of the United States.”
AdStar’s ASP technology infrastructure processed 84,000 ads in the first quarter of 2007, compared with 86,000 in the first quarter of 2006. Total ad transactions, including large contract accounts, were 117,000 in the most recent quarter, versus 122,000 in the prior-year period. The decreased volume is primarily a result of reductions in two Tribune Company publications, resulting from their decision to process a portion of their ads through an in-house system.
AdStar will discuss the company’s performance for the quarter, as well as the outlook for the future and related issues, during a conference call on Tuesday, May 15, 2007, at 4:15 p.m. Eastern Time (EDT). Shareholders and other interested parties may participate in the conference call by dialing 888-802-8578 (international/local participants dial 973-633-1010) and referencing the ID code 8784388 a few minutes before 4:15 p.m. EDT on May 15, 2007. The call will also be broadcast live on the Internet at www.adstar.com. A replay of the conference call will be available two hours after the completion of the conference call from May 15, 2007 until May 22, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 8784388. The replay of the call will be archived on the Company’s website at www.adstar.com until August 14, 2007.
About AdStar, Inc.
AdStar, Inc. (Nasdaq: ADST — News) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services. AdStar is also the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, AdStar’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif.. For additional information on AdStar, Inc., visit www.adstar.com.
Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the Company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Company’s annual report on Form 10-KSB. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

AdStar, Inc. and Subsidiary
Consolidated Statements of Operations
For the Three Months
Ended March 31, 2007 and 2006 (unaudited)

	Three months ended
	March 31,
	2007	2006
ASP, net	$459,000	$470,000
Licensing and software	633,000	605,000
Customization and other	273,000	199,000

Net revenues	1,365,000	1,274,000

Total cost of revenues	579,000	520,000

Gross profit	786,000	754,000

General and administrative expense	563,000	479,000
Product maintenance and development costs	319,000	237,000
Selling and marketing expense	885,000	484,000
Amortization of customer list	22,000	22,000

Profit (loss) from operations	(1,003,000)	(468,000)

Interest income	10,000	3,000
Interest expense	(2,000)	(1,000)

Loss before income taxes	(995,000)	(466,000)

Provision for income taxes	3,000	2,000

Net loss applicable to common stockholders	$(998,000)	$(468,000)

Loss per share – basic and diluted	$(0.05)	$(0.03)

Weighted average number of shares – basic and diluted	20,130,140	18,729,000

AdStar, Inc. and Subsidiary
Calculation EBITDA
For the Three Months
Ended March 31, 2007 and 2006 (unaudited)

	2007	2006
Net Loss	$(998,000)	$(468,000)
Provision for Income Taxes	3,000	2,000
Interest Expense (Income), net	(8,000)	(2,000)
Depreciation and Amortization	130,000	158,000
Stock Compensation	546,000	70,000

EBITDA, before share-based expenses	$(327,000)	$(240,000)

The Company defines EBITDA as net loss before interest, taxes, depreciation and amortization, and non-cash expense for securities. Other companies may calculate EBITDA differently. Management believes that the presentation of EBITDA provides a meaningful measure of performance that approximates cash flow before interest expense, and is meaningful to investors.
AdStar, Inc. and Subsidiary Selected Consolidated Balance Sheet Data (unaudited)

	March 31,	December 31,
	2007	2006
Cash and cash equivalents	$2,631,000	$2,545,000
Total current assets	$3,513,000	$3,236,000
Total assets	$7,725,000	$7,560,000
Total current liabilities	$2,393,000	$2,136,000
Total liabilities	$2,445,000	$2,189,000
Total stockholders’ equity	$5,280,000	$5,371,000
Shares outstanding	20,204,648	19,639,051